EXHIBIT 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)	[LOGO]

NEWS RELEASE

From: Amy Cobb, Manager of Corporate Communications	August 14, 2003

(757) 222-9514

For Immediate Release

Royster-Clark Reports Second Quarter Results

New York, NY, August 14, 2003 — Royster-Clark has released its financial statements for the six months ended June 30, 2003. Net sales increased by 3.9% to $653.3 million compared to $628.5 million for the same period in 2002. Operating income generated totaled $36.5 million compared to $39.3 million in 2002. The company attributed the decrease in operating income to the effects of the significantly higher cost of natural gas throughout the period.

Francis P. Jenkins, Jr., Chairman and Chief Executive Officer, stated, “We are pleased with our second quarter and first half results, especially in light of the difficulties we faced.” Mr. Jenkins said, “The number one challenge we continue to deal with is the very high cost of natural gas, which significantly impacted the margins produced at our East Dubuque, IL Nitrogen plant. In addition, due to the cool, wet weather during planting season in our key eastern market and portions of our Midwest market, we did not experience the volumes we expected. Furthermore, the widespread wet conditions during June delayed the application season.” Jenkins continued, “ In spite of the difficulties we encountered this quarter, our people remained focused and we are confident our strategies are delivering successful results. Without the unfavorable earnings impact at East Dubuque, the profitability of the balance of the company’s operations was improved in 2003 versus 2002.”

With respect to East Dubuque, Jenkins noted, “The Plant’s year over year impact on the company’s gross profits and operating income have been unfavorable to last year in the amounts of about $3.4 million and $3.3 million, respectively. Currently, the East Dubuque Plant is in production and we expect to continue in that mode. With that said, we continue to monitor closely natural gas and nitrogen fertilizer prices and are varying our production rates accordingly.”

Continuing, Jenkins said, “SG&A expenses remain under tight control and, through June, were about 1% less than they were through June of 2002 and interest expenses also compare favorably to last year. Finally, provision for income taxes through June is very unfavorable to last year. Following Generally Accepted Accounting Principles, we have established a deferred tax asset reserve on our balance sheet with an offsetting charge to the provision for income taxes. I want to emphasize that this is purely an accounting event and nothing has changed with respect to our actual tax situation, relationship with the tax authorities or requirement to pay taxes in cash.”

Jenkins concluded by saying, “With respect to liquidity, I am pleased to report once again that all bank covenants have been satisfied and that our cash availability at the end of June at $39.6 million compares favorably to $35.3 million and $19.4 million at the end of June 2002 and 2001, respectively. As we have noted before, our current Senior Secured Credit Facility matures in April of 2004 and we have committed to making firm arrangements for a replacement facility by the end of September 2003. We have reached agreement in principle with a consortium of three leading banks for a new credit line of $225 million. In June we provided them with a formal written mandate under which they are now engaged in the process of due diligence. Based on these developments and our meetings with senior representatives of these banks, we are anticipating a smooth transition to the replacement credit facility.”

Highlights of the Company’s balance sheet and summary of operations are shown on the following pages.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2003 AND 2002

(Dollars in thousands)

	June 30, 2003	June 30, 2002
Assets
Current assets:
Cash	$428	317
Trade accounts receivable, net of allowance for doubtful accounts of $8,432 and $8,311 at June 30, 2003 and 2002, respectively	185,315	180,143
Other receivables	31,120	35,068
Inventories	176,613	139,206
Prepaid expenses and other current assets	1,563	2,079
Deferred income taxes	—	8,000

Total current assets	395,039	364,813
Property, plant and equipment, net	176,734	194,266
Goodwill	16,540	16,540
Deferred financing costs, net	7,533	9,461
Other assets, net	5,212	1,739

	$601,058	586,819

Liabilities and Stockholder’s Equity
Current liabilities:
Senior secured credit facility	$176,102	—
Current installments of long-term debt	173	2,147
Customer deposits	26,330	30,250
Accounts payable	82,250	69,839
Accrued expenses and other current liabilities	24,851	20,748

Total current liabilities	309,706	122,984
Senior secured credit facility	—	154,343
10 1/4% First Mortgage Notes due 2009	200,000	200,000
Long-term debt, excluding current installments	191	363
Other long-term liabilities	9,082	5,600
Deferred income taxes	—	6,574

Total liabilities	518,979	489,864

Stockholder’s equity:
Common stock, no par value. Authorized 350,000 shares; 1 share issued and outstanding	—	—
Additional paid-in capital	88,599	88,599
Retained earnings (accumulated deficit)	(5,876)	8,356
Accumulated other comprehensive loss	(644)	—

Total stockholder’s equity	82,079	96,955

	$601,058	586,819

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2003	2002	2003	2002
Net sales	$502,951	470,511	653,259	628,458
Cost of sales	407,546	371,916	534,959	507,037

Gross profit	95,405	98,595	118,300	121,421
Selling, general and administrative expenses	41,824	42,244	81,266	81,954
Loss on disposal of property, plant and equipment, net	220	103	546	163

Operating income	53,361	56,248	36,488	39,304
Interest expense	(7,370)	(7,301)	(14,413)	(14,419)

Income before income taxes	45,991	48,947	22,075	24,885
Income tax expense	25,329	18,628	16,131	9,513

Net income	$20,662	30,319	5,944	15,372

For more information about the company and its products see our recently filed Quarterly Report on Form 10-Q by visiting www.sec.gov/edgar/searchedgar/webusers.htm and our web sites at www.roysterclark.com and www.vigoroseeds.com

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Joel Dunbar, 618-346-7364.

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